EXHIBIT 10.70

EXECUTIVE COVENANT AGREEMENT
This EXECUTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between Micron Technology, Inc., a Delaware corporation (“Micron”), and Sumit Sadana, an individual and Officer of the Company, (“Officer”).
RECITALS
A.    Officer has contemporaneously herewith executed an Executive Offer Letter pursuant to which Officer accepted the position of Executive Vice President and Chief Business Officer and certain levels of remuneration from Micron.
B.    Micron is currently engaged in a highly competitive world-wide business of designing, developing, manufacturing, and marketing discrete and embedded semiconductor products in die, wafer, and packaged form, and related products including without limitation: (i) DRAM, NAND, and NOR flash memory as well as other memory technologies, (ii) packaging solutions; (iii) a variety of semiconductor systems; (iv) storage devices (including without limitation solid state drives, USB storage and flash cards); (v) automata processors; (vi) hybrid memory cubes; (vii) software, hardware, testing tools and other items, devices and documentation related to any of the foregoing; and (viii) may enter into new lines of business during officer’s employment with Micron (collectively, the “Business”).
C.    Officer’s position with Micron is a position of trust and confidence which allows Officer access to the highest level of confidential, proprietary and other information provided to Officer solely for use in a manner consistent with the best interests of Micron and consistent with Officer’s duty of loyalty. For example, and not by way of limitation, Officer has access to Micron’s confidential and proprietary information, including but not limited to manufacturing operations, assets, information systems, intellectual property, contracts, customers, personnel, compensation, business, marketing and strategic plans, prospects, research and development, know-how, trade secrets, technologies (both process and product), engineering, design and performance information, data and capabilities, and financial data (“Micron’s Proprietary Information”).
AGREEMENT
In consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:
1.    Confidential Information and Intellectual Property.
Concurrent with execution of this Agreement, Officer shall also execute a Confidentiality and Intellectual Property Agreement protecting Micron’s Proprietary Information from disclosure during and after Officer’s employment with Micron (the “Confidentiality Agreement”).
2.    Noncompetition and Non-Solicitation.
2.1    Acknowledgments. Officer understands that the nature of the Officer’s position gives Officer access to and knowledge of Micron’s Proprietary Information and places the Officer in a position of trust and confidence with Micron. Officer understands and acknowledges that the services the Officer provides to Micron are unique. Officer further understands and acknowledges that Micron’s ability to reserve Micron’s Proprietary Information for the exclusive knowledge and use of Micron is of great competitive importance and commercial value to Micron, and that improper use or disclosure by the Officer is likely to result in unfair or unlawful competitive activity.
2.2    Non-Competition/Duty of Loyalty. Officer acknowledges that, during employment with Micron, by virtue of his position and his access to Micron’s Proprietary information including trade secret information belonging to Micron, he owes a duty of loyalty to Micron. Accordingly, during the Officer’s employment with Micron, the Officer shall not, acting in the Officer’s own capacity or as an owner, stockholder, member, partner, employee, consultant, or agent of any other person or entity, directly or indirectly: (a) own, manage, operate, acquire, invest in or otherwise engage in any business that is a Competitive Business (as defined below); or (b) provide Prohibited Services (as defined below) for a Competitive Business. For purposes of this Section, (i) “Prohibited Services” are any activities in which the Officer contributes the Officer’s knowledge, directly or indirectly, in whole or in part, in any capacity whatsoever that is similar in any way to the manner in which the Officer provided services and contributed the Officer’s knowledge to Micron; (ii) “Competitive Business” includes or participation in the Business or other silicon- or semiconductor-based integrated circuit products, the design, development, manufacture and marketing of which could reasonably be expected to utilize Micron’s Proprietary Information or any other silicon- or semiconductor-based integrated circuit business. Notwithstanding any other language in this Agreement to the contrary, nothing in this Agreement shall be interpreted or construed to prevent Officer from purchasing, selling or holding for investment less than 3% of outstanding capital stock of any Competitive Business with a class of equity securities which are regularly traded either on a national securities exchange or in the over-the-counter market.
2.3    Non-Solicitation of Customers.
(a)    During Employment. Officer agrees that, while Officer remains employed with Micron, he shall not solicit any customer of Micron or its Affiliates to stop, reduce, change, or negatively alter their existing relationship with Micron or the Affiliates. The Officer further acknowledges that such solicitation during employment would violate the Officer’s duty of loyalty to Micron.
(b)    Post-Employment. Officer agrees that, after his employment with Micron terminates, he will not use trade secrets belonging to Micron to solicit any customer of Micron or its Affiliates to stop, reduce, change, or negatively alter their existing relationship with Micron or the Affiliates.
For purposes of this Agreement, “Affiliate” means with respect to any person or entity, a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.
2.4    Non-Solicitation of Employees. The Officer agrees that, while the Officer remains employed with Micron and for 12 months after Officer’s employment terminates (for any reason), Officer shall not solicit any employees of Micron or a Micron Affiliate to leave Micron or the Affiliate.
2.5    Reasonableness of the Restrictive Covenants.
Officer agrees that the restrictions in this Agreement are reasonable, necessary, and supported by valuable consideration. In the event that any restriction or covenant in this Agreement is held to be unreasonable and that such provision is to that extent unenforceable under applicable law, the parties agree that such provision shall remain in full force and effect having the maximum enforceable scope under applicable law.
3.    Conflicting Obligations.
Officer agrees that, during the Officer’s employment with Micron, Officer will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Micron is now engaged or becomes involved during the term of Officer’s employment, nor will Officer engage in any other activities that conflict with Officer’s obligations and duties to Micron.
4.    Accounting for Profits.
Officer covenants and agrees that in the event Officer violates any of Officer’s restrictions or obligations under this Agreement Micron shall be entitled to an accounting and payment of all profits, compensation, commissions, remunerations or other benefits which Officer directly or indirectly has received and/or may receive as a result of, growing out of or in connection with the violation of any such restrictions or obligations. Officer and Micron acknowledge and agree that such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which Micron is or may be entitled at law, in equity or under this Agreement.
5.    Entitlement to Equitable Relief.
Micron and Officer acknowledge and agree that the breach by Officer of any restriction or obligation under this Agreement will cause Micron substantial, immediate and irreparable harm, that the extent of damages will be difficult to measure, and, consequently, there is no adequate remedy at law in the event of such breach. Accordingly, Micron and Officer agree that Micron shall be entitled to obtain immediate injunctive relief (without necessity of posting a bond), without prejudice to any other right Micron may have in law or in equity under this Agreement, by bringing an appropriate action for such remedy in any court of competent jurisdiction which Micron, in its sole discretion, deems appropriate.
6.    General Provisions.

6.1    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho applicable to contracts entered into and to be performed entirely within such State.
6.2    Jurisdiction and Venue.  Micron and Officer acknowledge the personal jurisdiction of, and consent to venue in, the state courts of Ada County, State of Idaho or the United States District Court for the District of Idaho, for any action arising out of or in any way related to the interpretation and enforcement of this Agreement. Officer waives the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
6.3    Representation by Counsel. Officer acknowledges that he has been represented by independent counsel in the negotiation and execution of this Agreement, specifically including but not limited to its choice of law, jurisdiction, and venue provisions.
6.4    Entire Agreement.  Except as otherwise specifically provided herein, this Agreement sets forth the entire agreement and understanding between Micron and Officer relating to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless contained in a writing signed by both of the parties hereto. Any subsequent change or changes in Officer’s duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement is in addition to, and does not supersede or modify in any fashion, the provisions of the Executive Offer Letter or Confidentiality Agreement (collectively, “Additional Agreements”) (and all documents and forms referenced therein), all of which are being executed at or about the same time.  The obligations contained in the Additional Agreements shall continue independent of the obligations of one another and of this Agreement.
6.5    Severability.  If one or more of the provisions of this Agreement are deemed void by law, these provisions shall be severed from the Agreement, and the remaining provisions shall continue in full force and effect.
6.6    Termination of Employment.  Nothing in this Agreement shall be construed to give to Officer any right to employment for any specific period of time, or to affect in any manner whatsoever the right or power of Micron to terminate Officer’s employment, for any reason or no reason, with or without cause.
6.7    Legal Fees.  In any action to interpret or enforce the terms of this Agreement, whether in law or in equity, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such action in addition to any other relief it may be awarded.
6.8    Successors and Assigns.  This Agreement shall be binding upon Officer’s heirs, executors, administrators and other legal representatives and shall inure to the benefit of Micron, its successors and assigns.
6.9    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which shall be deemed one and the same instrument.
6.10    Notification.  Officer agrees to notify and Officer also authorizes Micron to notify any subsequent employers about Officer’s rights and obligations under this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the later signature below.

MICRON TECHNOLOGY, INC. a Delaware corporation	OFFICER

/s/ April Arnzen	/s/ Sumit Sadana
By: April Arnzen	Name: Sumit Sadana
Title: SVP, Human Resources	Title: EVP and Cheif Business Officer

June 22, 2017	June 23, 2017
Date	Date